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EXHIBIT 12

WESTFIELD AMERICA, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
(Amounts In Thousands, Except Ratios)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2001		2000		2001		2000
			(restated)				(restated)
Income before income taxes	$11,829		$11,430		$14,301		$36,212
Add: Minority interest in consolidated real estate affiliates	2,181		2,440		5,555		4,446
Equity in income of unconsolidated real estate affiliates	(5,089)		(4,232)		(13,171)		(7,680)
Distributions from unconsolidated real estate affiliates	7,506		5,431		21,585		11,040
Interest expense	49,001		46,794		144,997		138,510

Total earnings available to cover fixed charges	$65,428		$61,863		$173,267		$182,528

Total fixed charges-interest expensed and capitalized	52,597		$48,140		153,810		$141,395
Total preferred stock dividends	8,874		10,510		29,932		31,530

Total combined fixed charges and preferred stock dividends	61,471		$58,650		183,742		$172,925

Ratio of earnings to fixed charges	1.24	x	1.29	x	1.13	x	1.29	x

Ratio of earnings to fixed charges and preferred stock dividends	1.06	x	1.05	x	0.94	x	1.06	x

Supplemental Disclosure of Ratio of Funds from Operations to Fixed Charges:
Funds From Operations ("FFO")	49,001		$47,363		142,317		$136,907
Interest expense	49,001		46,794		144,997		138,510

Adjusted FFO available to cover fixed charges	$98,002		$94,157		$287,314		$275,417

Total fixed charges — interest expensed and capitalized	$52,597		$48,140		$153,810		$141,395
Total preferred stock dividends	8,874		10,510		29,932		31,530

Total combined fixed charges and preferred stock dividends	$61,471		$58,650		$183,742		$172,925

Ratio of Adjusted FFO to fixed charges	1.86	x	1.96	x	1.87	x	1.95	x

Ratio of Adjusted FFO to fixed charges and preferred stock dividends	1.59	x	1.61	x	1.56	x	1.59	x

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WESTFIELD AMERICA, INC. AND SUBSIDIARIES COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES (Amounts In Thousands, Except Ratios)